Exhibit (d)(7)

Schedule A

to the

Sub-Advisory Agreement

by and between

Exchange Traded Concepts LLC

and

Hightower 6M Holding, LLC

EXCHANGE TRADED CONCEPTS TRUST

Sub-Advisory Fee. Pursuant to Section 4, the Adviser shall pay the Sub-Adviser compensation at an annual rate based on a percentage of the average daily net assets of each Fund as follows:

Fund	Rate	Effective Date
ETC 6 Meridian Low Beta Equity Strategy ETF	0.49%	September 15, 2022*
ETC 6 Meridian Mega Cap Equity ETF	0.49%	September 15, 2022*
ETC 6 Meridian Small Cap Equity ETF	0.49%	September 15, 2022*
ETC 6 Meridian Hedged Equity-Index Option Strategy ETF	0.49%	September 15, 2022*
ETC 6 Meridian Quality Growth ETF	0.49%	December 29, 2021**
ETC 6 Meridian Quality Dividend Yield ETF	0.49%	December 29, 2021**
ETC 6 Meridian Quality Value ETF	0.49%	December 29, 2021**

* Initially effective on May 6, 2020 pursuant to an agreement that automatically terminated as a result of a change in control.

** Initially effective on May 7, 2021 pursuant to an agreement that automatically terminated as a result of a change in control.

Agreed and Accepted on September 15, 2022:

ADVISER:		SUB-ADVISER:

Exchange Traded Concepts, LLC		Hightower 6M Holding, LLC

By:	/s/ J. Garrett Stevens	By:	/s/ Scot Kees
Name:	J. Garrett Stevens	Name:	Scot Kees
Title:	Chief Executive Officer	Title:	Chief Administrative Officer